EXHIBIT 99.3



[LOGO OF NTL INCORPORATED]
                                                           FOR IMMEDIATE RELEASE

                NTL AGREES TO 25% STAKE IN BREDBANDSBOLAGET (B2)

New York,  New York  (March 16,  2000) - NTL  Incorporated  (Nasdaq  and Easdaq:
NTLI),  today  announced an  agreement  to take a 25% stake in  Bredbandsbolaget
(B2), a Swedish telecommunications company specializing in the provision of broadband access and services to the home. The investment is principally in the form of a capital increase and the funds raised will be used to continue B2's international expansion.

The financial terms of the deal were not disclosed.

As part of the agreement, Barclay Knapp, NTL Chief Executive, and John Gregg, NTL Chief Financial Officer, will join B2's board of directors.

Barclay Knapp, Chief Executive of NTL, said: "We have joined forces with B2 in order to develop an important strategic alliance in Scandinavia, Europe's most e-centric region. B2 is implementing one of the most aggressive fiber-to-the-home rollout strategies anywhere in the world, targeting over one million homes by 2001 with 10-100 Mps high-speed internet connectivity. We have also been impressed by the Brikks system, which has been developed by Framfab to provide consumers with the freedom to create their own 'front end' home portal. We look forward to putting B2's skills and experience to good use in the months and years ahead."

Jonas Birgersson, B2's Chairman, said: "We are delighted to welcome NTL as a new investor. Their support shows great confidence in B2 and adds to our list of blue chip investors, which already includes Intel, Investor AB and the Carlyle Group.

"Internationally, NTL has a strong entrepreneurial track record. This deal gives B2 a strong partner as we move into new markets. In particular, NTL will give B2 access to a wide range of content and service providers. It will help B2 build a broadband platform and position B2 for aggressive expansion outside its home market to become one of the leading new generation broadband operators in Europe."

Representing B2's investors,  Borje Ekholm, Investor AB Managing Director, said:
"We welcome NTL to the B2 board. This will significantly improve the execution capability and international potential of B2."

If the acquisitions of the consumer operations of Cable & Wireless Communications plc ("CWC ConsumerCo") and the assets of Cablecom Holding AG are completed, NTL will serve over five million cable, telephony and Internet customers in the UK, Ireland, France and Switzerland and its broadband networks will ultimately pass nearly 14 million homes in these countries.

For information, please contact:

In the U.S.:
John F. Gregg, Chief Financial Officer
Richard J. Lubasch, Executive Vice President - General Counsel
Bret Richter, Vice President - Corporate Finance and Development
Erik Tamm, Investor Relations
Tel: (212) 906-8440
Or e-mail: investor-relations@ntli.com.

In the U.K.:
Alison Smith - +44 1252 402 000

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Notes to Editors:

1.       Bredbandsbolaget (B2)

B2 (www.bredband.com) provides urban households and businesses in Sweden with 10-100Mps full two-way Intranet and Internet access through use of high-speed IP networks. Later this year, B2 plans to introduce advanced services including video and voice telephony, video streaming, games-on-demand and tele-metering services. B2 was established in the summer of 1998 to fill a gap in the supply of broadband access and services available to private persons and households. B2 was set up by Internet consultant Framfab, which remains a major shareholder in the company. Other major shareholders include Intel, the Carlyle Group, Investor and Novestra. Morgan Stanley Dean Witter Equity Funding Inc., has also taken a small stake in the company.


2.       Broadband in Sweden

The telecommunications market in Sweden is one of the most liberalised in Europe. The country is therefore set to gain huge economic and social benefits from the development of this new broadband technology. Bredbandsbolaget is a pioneer in providing low-cost broadband connections to consumers in Sweden. The company uses inexpensive but powerful technology, developed primarily for local networks for companies, so-called LAN (Local Area Networks). Many cities in Scandinavia have already built LANs. This makes true broadband affordable to individual homes.

This technology is less complicated and less expensive than traditional telecommunication technology from telephone operators, offering consumers better performance by a factor of ten.

3.       Framfab

Framfab (www.framfab.se) creates new business for the network economy through digital and interactive services. Framfab today has more than 1,500 employees, divided among 29 offices in Boras, Cologne, Copenhagen, Gothenburg, Linkoping, London, Lund, Malmo, Oslo, Palo Alto, Paris, Skovde, Stockholm, Sundsvall, Uppsala and Vasteras. Among Framfab's clients are 3M, AstraZeneca, AXA, Electrolux, Ericsson, France Telecom, Ikea, International Red Cross, SAAB Group, Tele Danmark, Vattenfall, Volvo Car Corporation and Volvo Group. Framfab is listed on the Stockholm Stock Exchange "O" list (ticker FTID).